Exhibit (d)(2)

                               RADISYS CORPORATION

                       2001 NONQUALIFIED STOCK OPTION PLAN
                        (As Amended Through May 13, 2003)

      1. Purpose. The purpose of this 2001 Nonqualifed Stock Option Plan (the "Plan") is to enable RadiSys Corporation (the "Company") to attract and retain the services of selected employees of the Company or any parent or subsidiary of the Company. For purposes of this Plan, a person is considered to be employed by or in the service of the Company if the person is employed by or in the service of the Company or any parent or subsidiary of the Company (an "Employer").

      2. Shares Subject to the Plan. Subject to adjustment as provided below and in Section 7, the shares to be offered under the Plan shall consist of Common Stock of the Company, and the total number of shares of Common Stock that may be issued under the Plan shall be 2,250,000 shares. If an option granted under the Plan expires, terminates or is canceled, the unissued shares subject to that option shall again be available under the Plan.

      3. Effective Date and Duration of Plan.

            3.1 Effective Date. The Plan shall become effective as of the date the Plan is adopted by the Board of Directors.

            3.2 Duration. The Plan shall continue in effect until all shares available for issuance under the Plan have been issued and all restrictions on the shares have lapsed. The Board of Directors may suspend or terminate the Plan at any time. Termination shall not affect any outstanding options.

      4. Administration.

            4.1 Board of Directors. The Plan shall be administered by the Board of Directors of the Company, which shall determine and designate the individuals to whom awards shall be made, the amount of the awards and the other terms and conditions of the awards. Subject to the provisions of the Plan, the Board of Directors may adopt and amend rules and regulations relating to administration of the Plan, advance the lapse of any waiting period, accelerate any exercise date, waive or modify any restriction applicable to shares (except those restrictions imposed by law), provide an individual the election to surrender an option or other award (including an option at a time when its exercise price is equal to or greater than the fair market value of the underlying stock) in exchange for cash and make all other determinations in the judgment of the Board of Directors necessary or desirable for the administration of the Plan. The interpretation and construction of the provisions of the Plan and related agreements by the Board of Directors shall be final and conclusive. The Board of Directors may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any related agreement in the manner and to the extent it deems expedient to carry the Plan into effect, and the Board of Directors shall be the sole and final judge of such expediency.

            4.2 Committee. The Board of Directors may delegate to any committee of the Board of Directors or any officer of the Company (the "Committee" or "Authorized Officer") any or all authority for administration of the Plan. If authority is delegated to the Committee or an Authorized Officer, all references to the Board of Directors in the Plan shall mean and relate to the Committee or the Authorized Officer, as applicable, except (i) as otherwise provided by the Board of Directors and (ii) that only the Board of Directors may amend or terminate the Plan as provided in Sections 3 and 8.

      5. Types of Awards, Eligibility, Limitations. The Board of Directors may, from time to time, grant options that are not incentive stock options ("nonqualified options"), as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The term "options", as used in the Plan, means nonqualified options. Options may be granted only to employees who are not executive officers or directors of the Company. An executive officer is any person who is an officer of the Company within the meaning of Section 16 of the Securities Exchange Act or 1934, as amended, and the rules and regulations promulgated thereunder and any other employee of the Company whom the Board of Directors or the Compensation Committee of the Board of Directors classifies as an "executive officer" in its sole discretion. The Board of Directors shall select the individuals to whom awards shall be made and shall specify the action taken with respect to each individual to whom an award is made.

      6. Option Grants.

            6.1 Terms of Grant. The Board of Directors may grant options under the Plan. With respect to each option grant, the Board of Directors shall determine the number of shares subject to the option, the exercise price, the period of the option, and the time or times at which the option may be exercised. In connection with the grant of any option under the Plan, the Board of Directors may in its sole discretion provide for a cash payment to be made to the person exercising the option, at the time of exercise, in such amount as the Board of Directors determines to be appropriate to reimburse such person, in whole or in part, for any federal or state income taxes incurred in connection with such exercise. Such payment may be applied to the satisfaction of any applicable withholding tax that is incurred in connection with such exercise or with such payment

            6.2 Exercise of Options. Except as provided in Section 6.4 or as determined by the Board of Directors, no option granted under the Plan may be exercised unless at the time of exercise the optionee is employed by the Company and shall have been so employed continuously since the date the option was granted. Except as provided in Sections 6.4 and 7, options granted under the Plan may be exercised from time to time over the period stated in each option in amounts and at times prescribed by the Board of Directors, provided that options may not be exercised for fractional shares. Unless otherwise determined by the Board of Directors, if an optionee does not exercise an option in any one year for the full number of shares to which the optionee is entitled in that year, the optionee's rights shall be cumulative and the optionee may purchase those shares in any subsequent year during the term of the option.

            6.3 Nontransferability. Unless otherwise determined by the Board of Directors, each option granted under the Plan by its terms (i) shall be nonassignable and nontransferable by the optionee, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the optionee's domicile at the time of death, and (ii) during the optionee's lifetime, shall be exercisable only by the optionee.

            6.4 Termination of Employment or Service.

                  6.4-1 General Rule. Unless otherwise determined by the Board of Directors, if an optionee's employment or service with the Company terminates for any reason other than because of total disability or death as provided in Sections 6.4-2 and 6.4-3, his or her option may be exercised at any time before the expiration date of the option or the expiration of 30 days after the date of termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of termination.

                  6.4-2 Termination Because of Total Disability. Unless otherwise determined by the Board of Directors, if an optionee's employment or service with the Company terminates because of total disability, his or her option may be exercised at any time before the expiration date of the option or before the date 12 months after the date of termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of termination. The term "total disability" means a medically determinable mental or physical impairment that is expected to result in death or has lasted or is expected to last for a continuous period of 12 months or more and that, in the opinion of the Company and two independent physicians, causes the optionee to be unable to perform his or her duties as an employee, director, officer or consultant of the Employer and unable to be engaged in any substantial gainful activity. Total disability shall be deemed to have occurred on the first day after the two independent physicians have furnished their written opinion of total disability to the Company and the Company has reached an opinion of total disability.

                  6.4-3 Termination Because of Death. Unless otherwise determined by the Board of Directors, if an optionee dies while employed by or providing service to the Company, his or her option may be exercised at any time before the expiration date of the option or before the date 12 months after the date of death, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of death and only by the person or persons to whom the optionee's rights under the option shall pass by the optionee's will or by the laws of descent and distribution of the state or country of domicile at the time of death.

                  6.4-4 Amendment of Exercise Period Applicable to Termination. The Board of Directors may at any time extend the 30-day and 12-month exercise periods any length of time not longer than the original expiration date of the option. The Board of Directors may at any time increase the portion of an option that is exercisable, subject to terms and conditions determined by the Board of Directors.

                  6.4-5 Failure to Exercise Option. To the extent that the option of any deceased optionee or any optionee whose employment or service terminates is not exercised within the applicable period, all further rights to purchase shares pursuant to the option shall cease and terminate.

                  6.4-6 Leave of Absence. Absence on leave approved by the Employer or on account of illness or disability shall not be deemed a termination or interruption of employment or service. Unless otherwise determined by the Board of Directors, vesting of options shall continue during a medical, family or military leave of absence, whether paid or unpaid, and vesting of options shall be suspended during any other unpaid leave of absence.

            6.5 Purchase of Shares.

                  6.5-1 Notice of Exercise. Unless the Board of Directors determines otherwise, shares may be acquired pursuant to an option granted under the Plan only upon the Company's receipt of written notice from the optionee of the optionee's binding commitment to purchase shares, specifying the number of shares the optionee desires to purchase under the option and the date on which the optionee agrees to complete the transaction, and, if required to comply with the Securities Act of 1933, containing a representation that it is the optionee's intention to acquire the shares for investment and not with a view to distribution.

                  6.5-2 Payment. Unless the Board of Directors determines otherwise, on or before the date specified for completion of the purchase of shares pursuant to an option exercise, the optionee must pay the Company the full purchase price of those shares in cash or by check or, in whole or in part, in Common Stock of the Company valued at fair market value. Unless otherwise determined by the Board of Directors, any Common Stock provided in payment of the purchase price must have been previously acquired and held by the optionee for at least six months. The fair market value of Common Stock provided in payment of the purchase price shall be the closing price of the Common Stock last reported before the time payment in Common Stock is made or, if earlier, committed to be made, if the Common Stock is publicly traded, or another value of the Common Stock as specified by the Board of Directors. No shares shall be issued until full payment for the shares has been made, including all amounts owed for tax withholding. With the consent of the Board of Directors, an optionee may request the Company to apply automatically the shares to be received upon the exercise of a portion of a stock option (even though stock certificates have not yet been issued) to satisfy the purchase price for additional portions of the option.

                  6.5-3 Tax Withholding. The Company may withhold the amount due, if any, necessary to satisfy any applicable federal, state and local tax withholding requirements as a result of exercise of an option. Such amounts may be withheld from other amounts payable to the optionee, including salary, subject to applicable law. If additional withholding is or becomes required (as a result of exercise of an option or as a result of disposition of shares acquired pursuant to exercise of an option) beyond any amount withheld, the optionee shall pay such amount, in cash or by check, to the Company on demand. If the optionee fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the optionee, including salary, subject to applicable law. With the consent of the Board of Directors, an optionee may satisfy this obligation, in whole or in part, by instructing the Company to withhold from the shares to be issued upon exercise or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so withheld or delivered shall not exceed the minimum amount necessary to satisfy the required withholding obligation.

                  6.5-4 Reduction of Reserved Shares. Upon the exercise of an option, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued upon exercise of the option (less the number of any shares surrendered in payment for the exercise price or withheld to satisfy withholding requirements).

            6.6 Limitations on Grants to Non-Exempt Employees. Unless otherwise determined by the Board of Directors, if an employee of the Company or any parent or subsidiary of the Company is a non-exempt employee subject to the overtime compensation provisions of Section 7 of the Fair Labor Standards Act (the "FLSA"), any option granted to that employee shall be subject to the following restrictions: (i) the option price shall be at least 100 percent of the fair market value, as described in Section 6.8, of the Common Stock subject to the option on the date it is granted; and (ii) the option shall not be exercisable until at least six months after the date it is granted; provided, however, that this six-month restriction on exercisability will cease to apply if the employee dies, becomes disabled or retires, there is a change in ownership of the Company, or in other circumstances permitted by regulation, all as prescribed in Section 7(e)(8)(B) of the FLSA.

            6.7 Duration of Options. Subject to Sections 6.2 and 6.4, options granted under the Plan shall continue in effect for the period fixed by the Board of Directors, except that by its terms no option shall be exercisable after the expiration of 10 years from the date it is granted.

            6.8 Option Price. The option price per share shall be shall be determined by the Board of Directors; provided that in no event shall the price be less than the fair market value of the Common Stock on the date the option is granted. The fair market value shall be the closing price of the Common Stock last reported on the date the option is granted.

      7. Changes in Capital Structure.

            7.1 Stock Splits, Stock Dividends. If the outstanding Common Stock of the Company is hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any stock split, combination of shares, dividend payable in shares, recapitalization or reclassification, appropriate adjustment shall automatically be made in the number and kind of shares available for grants under the Plan. In addition, appropriate adjustment shall automatically be made in the number and kind of shares as to which outstanding options, or portions thereof then unexercised, shall be exercisable, so that the optionee's proportionate interest before and after the occurrence of the event is maintained. Notwithstanding the foregoing, no adjustment shall be made that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Board of Directors. Any such adjustments made by the Board of Directors shall be conclusive.

            7.2 Mergers, Reorganizations, Etc. In the event of a merger, consolidation, plan of exchange, acquisition of property or stock, split-up, split-off, spin-off, reorganization or liquidation to which the Company is a party or any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company (each, a "Transaction"), the Board of Directors shall, in its sole discretion and to the extent possible under the structure of the Transaction, select one of the following alternatives for treating outstanding options under the Plan:

                  7.2-1 Outstanding options shall remain in effect in accordance with their terms.

                  7.2-2 Outstanding options shall be converted into options to purchase stock in one or more of the corporations, including the Company, that are the surviving or acquiring corporations in the Transaction. The amount, type of securities subject thereto and exercise price of the converted options shall be determined by the Board of Directors of the Company, taking into account the relative values of the companies involved in the Transaction and the exchange rate, if any, used in determining shares of the surviving corporation(s) to be held by holders of shares of the Company following the Transaction. Unless otherwise determined by the Board of Directors, the converted options shall be vested only to the extent that the vesting requirements relating to options granted hereunder have been satisfied.

                  7.2-3 The Board of Directors shall provide a period of 30 days or less before the completion of the Transaction during which outstanding options may be exercised to the extent then exercisable, and upon the expiration of that period, all unexercised options shall immediately terminate. The Board of Directors may, in its sole discretion, accelerate the exercisability of options so that they are exercisable in full during that period.

            7.3 Dissolution of the Company. In the event of the dissolution of the Company, options shall be treated in accordance with Section 7.2-3.

            7.4 Rights Issued by Another Corporation. The Board of Directors may also grant options under the Plan with terms, conditions and provisions that vary from those specified in the Plan, provided that any such awards are granted in substitution for, or in connection with the assumption of, existing granted by another corporation and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a Transaction.

      8. Amendment of the Plan. The Board of Directors may at any time modify or amend the Plan in any respect. Except as provided in Section 7, however, no change in an award already granted shall be made without the written consent of the holder of the award if the change would adversely affect the holder.

      9. Approvals. The Company's obligations under the Plan are subject to the approval of state and federal authorities or agencies with jurisdiction in the matter. The Company will use its best efforts to take steps required by state or federal law or applicable regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange on which the Company's shares may then be listed, in connection with the grants under the Plan. The foregoing notwithstanding, the Company shall not be obligated to issue or deliver Common Stock under the Plan if such issuance or delivery would violate state or federal securities laws.

      10. Employment Rights. Nothing in the Plan or any award pursuant to the Plan shall confer upon any employee any right to be continued in the employment of an Employer or interfere in any way with the Employer's right to terminate the employee's employment at will at any time, for any reason, with or without cause, or to decrease the employee's compensation or benefits.

      11. Rights as a Shareholder. The recipient of any award under the Plan shall have no rights as a shareholder with respect to any shares of Common Stock until the date the recipient becomes the holder of record of those shares. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date occurs before the date the recipient becomes the holder of record.

Adopted: February 27, 2001.
Amended: November 19, 2002 (to make certain changes to Section 4.1).
Amended: January 27, 2003 (to increase shares in Section 2 to 2,250,000).
Amended: May 13, 2003 (to permit a stock option exchange program).


                                       8